ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CAPITAL LEASE FUNDING, INC.

Capital Lease Funding, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation are hereby amended by deleting Article II in its entirety and inserting the following new Article II:

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

CapLease, Inc.

SECOND: The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law will not be changed by these Articles of Amendment; and

THIRD: The amendment to the Articles of Incorporation as hereinabove set forth has been approved by the Board of Directors of the Corporation and is limited to the change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, Capital Lease Funding, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on July 30, 2007.

THE UNDERSIGNED, Chief Executive Officer of Capital Lease Funding, Inc. hereby acknowledges and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:	Capital Lease Funding, Inc.

/s/ Paul C. Hughes	/s/ Paul H. McDowell
Paul C. Hughes	Paul H. McDowell
Secretary	Chief Executive Officer